Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
PEOPLESUPPORT STOCKHOLDERS APPROVE MERGER AGREEMENT
LOS ANGELES, CA (October 8, 2008) — PeopleSupport, Inc. (Nasdaq:PSPT), a leading offshore business process outsourcing (BPO) provider, announced that its stockholders have voted to approve the Company’s proposed merger with Essar Services, Mauritius at a special meeting of stockholders held today. Stockholders approved the adoption of an agreement and plan of merger by more than 75% of the shares of common stock outstanding and issued as of August 22, 2008, the record date.
As previously announced, the parties entered into a Closing Agreement under which certain significant conditions to closing, including that PeopleSupport’s representations and warranties remain true and that PeopleSupport has not experienced any material adverse effect, will be deemed fully satisfied as of October 14, 2008. Pursuant to the Closing Agreement, the Closing is expected to take place no later than October 31, 2008.
Forward-Looking Statements
Certain statements in this press release including, but not limited to, statements regarding the terms of the Merger, including the expected timing of the Merger are forward-looking statements within the meaning of the Private Securities Reform Act of 1995 that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, the risk that the Merger will not be consummated; diversion of management’s attention; retaining key employees; risks associated with international operations; trends in the outsourcing industry and other risks detailed from time to time in the reports PeopleSupport files with the SEC including PeopleSupport’s Form 10-Q for the period ended June 30, 2008. Copies of reports PeopleSupport filed with the SEC are posted on its Web site and are available from PeopleSupport without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, PeopleSupport disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore BPO provider that offers customer management, transcription and captioning and additional BPO services for global enterprise clients. From its world-class service delivery centers in the Philippines and Costa Rica, PeopleSupport offers high performance services with deep industry domain knowledge and expertise, resulting in customizable and best practice solutions. By delivering high quality services from offshore locations, PeopleSupport’s service delivery centers reduce costs, improve performance and increase revenues. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,000 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 8,500 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.

PeopleSupport Contacts:
Peter Hargittay
Head of Marketing & Investor Relations
Phone: 310.824.6182
Email: phargittay@peoplesupport.com
Joele Frank / Jamie Moser / Marin Kaleya
Joele Frank, Wilkinson Brimmer Katcher
Phone: 212.355.4449
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